N E W S B U L L E T I N	POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, May 9, 2013

POINT.360 ANNOUNCES THIRD FISCAL QUARTER AND YEAR TO DATE RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and nine month periods ended March 31, 2013, including nine month sales of $23.7 million, operating cash flow of $1.6 million, and earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) of $2.0 million.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We continued to generate positive cash flow in the first nine months of fiscal 2013. We are finding increasing demand for localization of content for international use. Additionally, we are working with several major portals for the delivery of content.”

Mr. Bagerdjian continued: “By the end of summer, we expect to open two new Movie>Q stores to test a smaller physical distribution model. Delays have resulted from the long ordering periods for certain components related to the new system. Since the lease costs of these stores have been previously absorbed by the existing three stores, incremental sales are expected to generate greater gross margins.”

Revenues

Revenue for the quarter ended March 31, 2013 totaled $8.3 million compared to $8.5 million in the same quarter last year. Revenues for the nine months ended March 31, 2013 were $23.7 million compared to $26.0 million last year. Declines were due primarily to lower content distribution orders by a major customer.

Gross Margin

In the third quarter of fiscal 2013, gross margin was $3.1 million (37% of sales), compared to $2.8 million (33% of sales) in the prior year’s quarter. For the first nine months of fiscal 2013, gross margins were $8.3 million (35% of sales), compared to $9.3 million (36% of sales) in last year’s period.

Selling, General and Administrative and Other Expenses

For the third quarter of fiscal 2013, SG&A expenses were $3.0 million, or 37% of sales, compared to $3.0 million, or 36% of sales in the third quarter of last year. For the current nine month period, SG&A expenses were $8.9 million (37% of sales), compared to $9.2 million (35% of sales) last year.

Interest expense was $0.1 million and $0.3 million for the three and nine month periods ended March 31, 2013, respectively, and $0.2 million and $0.6 million in last year’s three and nine month periods. The decrease was due to lower interest rates and amounts borrowed.

Other income in all periods includes sublease income. In the fiscal 2013 nine month period, other income also included a $332,000 discount received on the payoff of a mortgage, offset by the write offs of $90,000 of deferred financing costs related to that mortgage and a $30,000 fee to terminate a revolving credit agreement, in addition to income of $131,000 associated with a change in accounting estimate related to a customer rebate program.

Point360 News Bulletin

Operating Income (Loss)

Operating income was $11,000 in the third quarter of fiscal 2013 compared to a $0.2 million loss in last year’s quarter. For the nine months ended March 31, 2013, the operating loss was $0.6 million compared to operating income of $0.1 million last year.

Net Income (loss)

For the third quarter, the Company reported net income of $0.2 million ($0.01 per share) compared to a loss of $0.3 million ($0.03 per share) in the prior year’s quarter. For the first nine months of fiscal 2013, the Company reported net losses of $0.3 million ($0.03 per share) compared to $0.2 million ($0.02 per share) in the same period last year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Nine Months Ended
	March 31		March 31,
	2012	2013	2012	2013
Net income (loss)	$(327,000)	$150,000	$(167,000)	$(345,000)
Interest (net)	199,000	68,000	617,000	316,000
Income taxes	--	--	--	--
Depreciation & amortization	728,000	616,000	2,264,000	1,854,000
Other non-cash charges:
Bad debt expense	9,000	8,000	26,000	24,000
Stock based compensation	65,000	56,000	252,000	158,000

EBITDAN	$674,000	$898,000	$2,993,000	$2,007,000

Consolidated Statements of Operations (unaudited) *

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The table below summarizes results for the three month periods ended March 31, 2012 and 2013:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2013	2012	2013

Revenues	$8,497,000	$8,295,000	$26,008,000	$23,701,000
Cost of services sold	(5,657,000)	(5,244,000)	(16,696,000)	(15,418,000)

Gross profit	2,840,000	3,051,000	9,312,000	8,283,000
Selling, general and administrative expense	(3,045,000)	(3,040,000)	(9,209,000)	(8,883,000)

Operating Income (loss)	(205,000)	11,000	103,000	(600,000)
Interest expense	(199,000)	(68,000)	(637,000)	(316,000)
Interest income	-	-	20,000	-
Other income	77,000	207,000	347,000	571,000

Income (loss) before income taxes	(327,000)	150,000	(167,000)	(345,000)
Provision for income taxes	-	-	-	-
Net income (loss)	$(327,000)	$150,000	$(167,000)	$(345,000)

Income (loss) per share:
Basic:
Net income (loss)	$(0.03)	$0.01	$(0.02)	$(0.03)
Weighted average number of shares	10,513,166	10,513,166	10,513,166	10,513,166
Diluted:
Net income (loss)	$(0.03)	$0.01	$(0.02)	$(0.03)
Weighted average number of shares including the dilutive effect of stock options	10,513,166	10,513,166	10,513,166	10,513,166

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2012	March 31, 2013
Working Capital	$4,261,000	$4,039,000
Property and equipment, net	17,475,000	16,315,000
Total assets	25,971,000	24,811,000
Current portion of long term debt	172,000	444,000
Long-term debt, net of current portion	9,236,000	8,288,000
Shareholder’s equity	10,231,000	10,044,000

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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